Exhibit 5.1

Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: (312) 876-7700    Fax: (312) 993-9767
www.lw.com
FIRM / AFFILIATE OFFICES

Barcelona Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow Munich	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

April 2, 2007
Discover Bank, as Originator
  of Discover Card Master Trust I
12 Read’s Way
New Castle, Delaware 19720

Re:	Discover Card Master Trust I, Series 2007-2 Registration Statement on Form S-3 (File No. 333-131898) Credit Card Pass-Through Certificates
Ladies and Gentlemen:
     In connection with the registration of credit card pass-through certificates representing undivided interests in Discover Card Master Trust I (the “Trust”) by Discover Bank and the Trust under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-131898), filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2006, as amended as of its most recent effective date (the “Registration Statement”), and the related prospectus dated March 28, 2007 and prospectus supplement dated March 28, 2007 (together, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act, relating to the issuance of Series 2007-2 Floating Rate Class A Credit Card Pass-Through Certificates and Series 2007-2 Floating Rate Class B Credit Card Pass-Through Certificate (together, the “Certificates”), we express our opinion set forth below. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Certificates.
     The Certificates will be issued pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of November 3, 2004, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of the Trust, filed on October 29, 2004, as amended by the First Amendment to the Amended and Restated Pooling and Servicing Agreement, dated January 4, 2006, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of the Trust, filed on January 9, 2006, and by the Second Amendment to the Amended and Restated Pooling and Servicing Agreement, dated March 30, 2006, incorporated by reference to Exhibit 4.3 to the Registration Statement (as amended, the “Pooling and Servicing Agreement”), as supplemented by the Series Supplement related to the Certificates (the “Series 2007-2 Series Supplement”) to be dated as of April 4, 2007, each by and between Discover Bank

(formerly known as Greenwood Trust Company) as Master Servicer, Servicer and Seller and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee. Forms of the Certificates are included as Exhibit 4.4 to the Registration Statement and the specific terms of the Certificates are summarized in the Prospectus.
     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and to be taken by Discover Bank as originator of the Trust in connection with the authorization of the issuance and sale of certificates. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.
     We are opining herein as to the effect on the subject transactions of only the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Unless otherwise stated, our opinions herein are based upon our consideration of only those statutes, rules and regulations, which, in our experience, are normally applicable to registered public offerings of asset-backed securities.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Certificates, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Pooling and Servicing Agreement and the Series 2007-2 Series Supplement, will be validly issued, fully paid and nonassessable, enforceable in accordance with their terms and entitled to the benefits of the Pooling and Servicing Agreement and the Series 2007-2 Series Supplement.
     Our opinion is subject to (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or of contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfers laws, antifraud laws, pension or employee benefits laws, and usury laws (without limiting other laws excluded by customary practice). Our opinion does not include an opinion with respect to the creation, validity, perfection or priority of any security interest or lien.
     In connection with the exception set forth in clause (a) above, we call your attention to the fact that (i) the Federal Deposit Insurance Corporation, as receiver for NextBank, N.A., has taken the position in regard to NextBank, N.A.’s credit card securitizations that an amortization event related solely to the receivership of the sponsoring bank is unenforceable and has also indicated in a footnote to an interagency advisory, jointly issued with other federal regulatory agencies, that this type of amortization event may be void or voidable under the Federal Deposit Insurance Act and (ii) the Federal Deposit Insurance Act has been amended to impose an automatic stay of 45 to 90 days, as applicable, on certain actions with respect to contracts involving a bank for which a conservator or receiver has been appointed, which may also affect the ability to declare an amortization event with respect to the Trust. See 12 U.S.C. §1821(e)(13)(C). We would consider a similar position by the Federal Deposit Insurance Corporation in connection with the subject transaction, or the imposition of such an automatic stay, to fall within the exception set forth in clause (a).
     We also call your attention to the fact that federal and state banking regulatory authorities have broad powers to restrict actions by banks that such authorities determine to be unsafe or unsound banking practices, including the power to restrict performance of contracts. We note that the Office of the Comptroller of the Currency (the “OCC”) issued a temporary cease-and-desist order against a national banking association in connection with a securitization of that bank’s credit card receivables asserting that, contrary to safe and sound banking practices, that bank was receiving inadequate servicing compensation under its securitization agreements. The OCC ordered that bank, among other things, to resign as servicer within 120 days and to immediately withhold funds from collections in an amount sufficient to compensate it for its actual costs and expenses of servicing. In rendering our opinion, we have assumed that none of the Pooling and Servicing Agreement, any Series Supplement or any Credit Enhancement Agreement, as executed or to be executed, or the compliance by Discover Bank with the provisions thereof, constitutes or will constitute an unsafe or unsound banking practice.
     We express no opinion with respect to (i) consents to, or restrictions upon, governing law, arbitration, remedies, judicial relief or, except for provisions by which a party agrees to submit to the jurisdiction of the New York courts in respect of any action or proceeding arising out of or relating to the Certificates, the Pooling and Servicing Agreement or the Series Supplement, jurisdiction or venue; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (ix) any provision requiring the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiii) the severability, if invalid, of provisions to the foregoing effect.

     With your consent, we have assumed for purposes of this opinion that, upon or prior to the issuance and sale of the Certificates, (a) the Series 2007-2 Series Supplement will be duly authorized, executed and delivered by the Trustee and all documents required to be executed and delivered in connection with the issuance and sale of the Certificates will be so executed and delivered by properly authorized persons, (b) the Pooling and Servicing Agreement and the Series 2007-2 Series Supplement constitute legally valid and binding obligations of the Trustee, enforceable against it in accordance with their respective terms, and (c) that the status of the Pooling and Servicing Agreement and the Series 2007-2 Series Supplement as legally valid and binding obligations, and the enforceability of the Certificates in accordance with their terms, are not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     We hereby consent to the filing of (i) this opinion and (ii) the opinion to be filed as Exhibit 8.1, in each case as part of the Trust’s Current Report on Form 8-K, dated April 2, 2007. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Latham & Watkins LLP